FIRST
                                  SUPPLEMENT TO
                                   APPENDIX A
                           OF THE CUSTODIAN AGREEMENT
                                     BETWEEN
                  THE INVESTMENT COMPANIES LISTED ON APPENDIX A
                                       AND
                          BROWN BROTHERS HARRIMAN & CO.
                               Dated: July 1, 2001


Reference is hereby made to the Custodian Agreement currently in full force and effect between Brown Brothers Harriman & Co. (the "Custodian") and each of the investment companies listed on Appendix A thereto, including Pioneer Multi-Asset Real Return Fund (the "Fund").

The Fund has established a wholly owned subsidiary company in the Cayman Islands for purposes of effecting certain of the Fund's portfolio investments. The Cayman company is Pioneer Cayman Commodity Fund Ltd. (the "Company"). The Company is not a management investment company registered with the Securities and Exchange Commission.

Pursuant to the terms of the Custodian Agreement, the Fund, the Company and the Custodian agree that the Custodian shall serve as custodian for the Company's investments in accordance with the terms of the Custodian Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this First Supplement to Appendix A to be executed in its name and on its behalf.


PIONEER SERIES TRUST VI, on behalf            PIONEER CAYMAN COMMODITY FUND LTD.
of its series PIONEER MULTI-ASSET
REAL RETURN FUND

By:/s/Christopher J. Kelley                   By:/s/Daniel K. Kingsbury
----------------------------                  --------------------------------
Name: Christopher J. Kelley                   Name: Daniel K. Kingsbury
Title: Assistant Secretary                    Title: Director


BROWN BROTHERS HARRIMAN & CO.

By:/s/Hugh B. Bolton
----------------------------
Name: Hugh B. Bolton


Dated:   March 30, 2010